EXHIBIT 10.4

                      EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made as of this _________, by and between BOWATER INCORPORATED, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South
Carolina 29602 (the "Corporation"), and _________________ of
_____________ (the "Executive").

     WHEREAS, the Corporation desires to employ the Executive as ___________________; and

     WHEREAS, the Executive is desirous of serving the Corporation in such capacity;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Employment. During the term of this Agreement the Corporation agrees to continue to employ the Executive, and the Executive agrees to continue in the employ of the Corporation, in accordance with and subject to the provisions of this Agreement.

     2.   Term.

               (a)  Subject to the provisions of subparagraphs
                     (b) and (c) of this Section 2, the term of this Agreement shall begin on the Date hereof and shall continue thereafter until terminated by either party by written notice given to the other party at least thirty
                     (30) days prior to the effective date of any such termination. The effective date of the termination shall be the date stated in such notice, provided that if the Corporation specifies an effective date that is more than thirty (30) days following the date of such notice, the Executive may, upon thirty
                     (30) days' written notice to the
                     Corporation, accelerate the effective date of such termination.

               (b)  Notwithstanding Section 2(a), upon the
                     occurrence of a Change in Control as defined in the Severance Agreement of even date between the Corporation and the Executive (the "Severance Agreement"), the term of


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                    this Agreement shall be deemed to continue
                     until terminated, but in any event, for a period of not less than three (3) years following the date of the Change in Control, unless such termination shall be at the Executive's election for other than "Good Reason" as that term is defined in the Severance Agreement.

               (c)  Notwithstanding Section 2(a), the term of
                     this Agreement shall end upon: (i) the death of the Executive; (ii) the inability of the Executive to perform his duties properly, whether by reason of ill-health, accident or other cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months; or (iii) the executive's retirement on his early or normal retirement date.

     3. Position and Duties. Throughout the term hereof, the Executive shall be employed as ________________________ of the Corporation, with the duties and responsibilities customarily attendant to that office, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status as the Board of Directors may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation.

     4. Place of Employment. The Executive will be employed at the Corporation's offices in the City of Greenville, South Carolina or at such other place as the Corporation shall designate from time to time, provided, however, that if the Executive is transferred to another place of employment, necessitating a change in his residence, the Executive shall be entitled to financial assistance in accordance with the terms of the Corporation's relocation policy then in effect.

     5.   Compensation and Benefits.

               (a)  Base Salary.  The Corporation shall pay to
                     the Executive a base salary of ___________, payable in substantially equal periodic installments on the Corporation's regular payroll dates. The Executive's base salary shall be reviewed at least annually and from time to time may be


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                     increased (or reduced, if such reduction is
                     effected pursuant to across-the-board salary reductions similarly affecting all management personnel of the Corporation).

               (b)  Bonus Plan.  In addition to his base salary,
                     the Executive shall be entitled to receive a bonus under the Corporation's bonus plan in effect from time to time determined in the manner, at the time, and in the amounts set forth under such plan.

               (c)  Benefit Plans.  The Corporation shall make
                     contributions on the Executive's behalf to the various benefit plans and programs of the Corporation in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time.

               (d)  Vacations.  The Executive shall be entitled
                     to paid vacation, in keeping with the
                     Corporation's policy as in effect from time to time, to be taken at such time or times as may be approved by the Corporation.

               (e)  Expenses.  The Corporation shall reimburse
                     the Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.

               (f)  Prerequisites.  The Corporation shall make
                     available to the Executive all prerequisites to which he is entitled by virtue of his position.

     6. Nondisclosure. During and after the term of this Agreement, the Executive shall not, without the written consent of the Board of Directors of the Corporation, disclose or use directly or indirectly, (except in the course of employment hereunder and in furtherance of the business of the Corporation or any of its subsidiaries and affiliates) any of the trade secrets or other confidential information or proprietary data of the Corporation or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same or similar businesses.


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     7.   Noncompetition.  During the term of this
Agreement, and for a period of one (1) year after the date the Executive's employment terminates, the Executive shall not, without the prior approval of the Board of Directors of the Corporation in the same or a similar capacity engage in or invest in, or aid or assist anyone else in the conduct of any business (other than the businesses of the Corporation and its subsidiaries and affiliates) which directly competes with the business of the Corporation and its subsidiaries and affiliates as conducted during the term hereof. If any court of competent jurisdiction shall determine that any of the provisions of this
Section 7 shall not be enforceable because of the duration or scope thereof, the parties hereto agree that said court shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and this Agreement in its reduced form shall be valid and enforceable to the extent permitted by law. The Executive acknowledges that the Corporation's remedy at law for a breach by the Executive of the provisions of this Section 7 will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of this Section 7, the Corporation shall be entitled to injunctive relief in addition to any other remedy it may have.

     8. Severance Pay. If the Executive's employment hereunder is involuntarily terminated for any reason other than those set forth in Section 2(c) hereof, then unless the Corporation shall have terminated the Executive for "Cause", the Corporation shall pay the Executive severance pay in an amount equal to __________ months of the Executive's base salary on the effective date of the termination, plus 1/12 of the amount of the last bonus paid to the Executive under the Corporation's bonus plan applicable to the Executive for each month in the period beginning on January 1 of the year in which the date of the termination occurs and ending on the date of the termination and for each months' base salary to which the Executive is entitled under this Section 8, provided, however, that any amount paid to the Executive by the Corporation for services rendered subsequent to the thirtieth (30th) day following the communication to the Executive of notice of termination shall be deducted from the severance pay otherwise due hereunder. Such payment shall be made in a lump sum within ten (10) business days following the effective date of the termination. The severance pay shall be in lieu of all other compensation or payments of any kind relating to the termination of the Executive's employment hereunder; provided that the Executive's entitlement to compensation or payments under the Corporation's retirement plans, stock option or incentive plans, savings plans or bonus plans attributable to service rendered prior to the effective date of the termination shall not be affected by this clause and shall continue to be governed by the applicable provisions of


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such plans; and further provided that in lieu hereof, at his election, the Executive shall be entitled to the benefits of the Severance Agreement of even date hereof between the Corporation and the Executive, if termination occurs in a manner and at a time when such Severance Agreement is applicable. For purposes of this Agreement, the term for "Cause" shall mean because of gross negligence or willful misconduct by the Executive either in the course of his employment hereunder or which has a material adverse effect on the Corporation or the Executive's ability to perform adequately and effectively his duties hereunder.

     9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed, by registered or certified mail, return receipt requested to the respective addresses of the parties set forth above, or to such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 9.

     10. Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.

     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of _______________.

     12. Supersedure. This Agreement shall cancel and supersede all prior agreements relating to employment between the Executive and the Corporation, except the Severance Agreement.

     13. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.

     14. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, administrators and successors of the Executive, but this Agreement may not be assigned by the Executive.


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     IN WITNESS WHEREOF, the Corporation and the Executive
have executed this Agreement as of the day and year first above written.

                             BOWATER INCORPORATED



                                   By
Witness                       Its




Witness                        ___________________________
                                     Executive



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                       SEVERANCE AGREEMENT



     THIS AGREEMENT, made as of _____________, by and between BOWATER INCORPORATED, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South
Carolina 29602 (the "Corporation"), and ________________ of
___________________________, (the "Executive").

     WHEREAS, the Corporation considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

     WHEREAS, the uncertainty attendant to a change in control of the Corporation may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders; and

     WHEREAS, the Board of Directors of the Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including Executive, to their assigned duties in the event of a change in control of the Corporation.

     NOW THEREFORE, it is hereby agreed as follows:

1.   DEFINITIONS

     The following terms when used herein shall have the meanings assigned to them below:

     (a) "Acquiring Person" shall mean any Person who is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities, unless such Person has filed Schedule 13G and all required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.


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     (b)  "Affiliate" and "Associate" shall have the
             respective meanings ascribed to such terms in Rule
             12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

     (c) "Cause" shall mean and be limited to the Executive's gross negligence, willful misconduct or conviction of a felony, which negligence, misconduct or conviction has a demonstrable and material adverse effect upon the Corporation, provided that the Corporation shall have given the Executive written notice of the alleged negligence or misconduct and the Executive shall have failed to cure such negligence or misconduct within thirty (30) days after his receipt of such notice. The Executive shall be deemed to have been terminated for Cause effective upon the effective date stated in a written notice of such termination delivered by the Corporation to the Executive and accompanied by a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the board (after reasonable notice to the Executive and an opportunity for the Executive, with his counsel present, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting Cause hereunder and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Executive's termination, provided that the effective date shall not be less than thirty (30) days from the date such notice is given.

     (d) "Change in Control" of the Corporation shall be deemed to have occurred if:

          (i)   any Person is or becomes an Acquiring Person;

          (ii)  less than two-thirds (2/3) of the total
                   membership of the Board shall be Continuing
                   Directors; or

          (iii) the shareholders of the Corporation shall approve a merger or consolidation of the Corporation or a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.


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     (e)  "Continuing Directors" shall mean any member of the
             Board who was a member of the Board prior to the date hereof, and any successor of a Continuing Director while such successor is a member of the Board who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or of any such Affiliate or Associate and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

     (f) "Disability" shall mean the Executive's total and permanent disability as defined in the Corporation's long term disability insurance policy covering the Executive immediately prior to the Change in Control.

     (g)  "Good Reason" shall mean:

          (i) an adverse change in the Executive's status, duties or responsibilities as an executive of the Corporation as in effect immediately prior to the Change in Control;

          (ii) failure of the Corporation to pay or provide the Executive in a timely fashion the salary or benefits to which he is entitled under any Employment Agreement between the Corporation and the Executive in effect on the date of the Change in Control, or under any benefit plans or policies in which the Executive was participating at the time of the Change in Control (including, without limitation, any incentive, bonus, stock option, restricted stock, health, accident, disability, life insurance, thrift, vacation pay deferred compensation and retirement plans or policies);

          (iii) the reduction of the Executive's salary as in effect on the date of the Change in Control;

          (iv) the taking of any action by the Corporation (including the elimination of a plan without providing substitutes therefore, the reduction of the Executive's awards thereunder or failure to continue the Executive's participation therein) that would substantially diminish the aggregate projected value of the Executive's awards or benefits under the Corporation's benefit plans or policies described in section


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                    1(g)(ii) in which the Executive was participating at
                    the time of the Change in Control;

          (v) a failure by the Corporation to obtain from any successor the assent to this Agreement contemplated by Section 5 hereof; or

          (vi) the relocation of the principal office at which the Executive is to perform his services on behalf of the Corporation to a location more than thirty-five (35) miles from its location immediately prior to the Change in Control or a substantial increase in the Executive's business travel obligations subsequent to the Change in Control.

          Any circumstances described in this Section 1(g) shall constitute Good Reason even if such circumstance would not constitute a breach by the Corporation of the terms of the Employment Agreement between the Corporation and the Executive in effect on the date of the Change in Control. The Executive shall be deemed to have terminated his employment for Good Reason effective upon the effective date stated in a written notice of such termination given by him to the Corporation setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination, provided that the effective date may not precede, nor be more than sixty (60) days from, the date such notice is given. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

     (h) "Normal Retirement Date" shall have the meaning given to such term in the Corporation's basic qualified pension plan in which the Executive is a participant as in effect on the date hereof or any successor or substitute plan adopted prior to a Change in Control.

     (i) "Person" shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act.

 2.  TERM OF AGREEMENT

     (a) The term of this Agreement shall initially be for the period beginning on _________________________ and ending on _________. The term of this Agreement shall automatically be extended on ________ until _____ without further action by the parties, and shall be


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             automatically extended by an additional year on each
             succeeding [month and date of Severance Agreement] unless either the Corporation or the Executive shall have served notice upon the other party prior to such [month and date of Severance Agreement] of its or his intention either that the term of this Agreement shall not be extended, or that the Executive's Employment Agreement is terminated, provided, however, that if a Change in Control of the Corporation shall occur during the term of this Agreement, this Agreement shall continue in effect until terminated but in any event for a period of not less than three (3) years from the date of the Change in Control.

     (b) Notwithstanding Section 2(a), the term of this Agreement shall end upon the termination of the Executive's employment if, prior to a Change in Control of the Corporation, the Executive's employment with the Corporation shall have terminated under the provisions of any Employment Agreement between the Corporation and the Executive then in effect.

3.   COMPENSATION UPON CHANGE IN CONTROL FOLLOWED BY A
     TERMINATION

     If a Change in Control of the Corporation shall have occurred and, during the term of this Agreement, the Executive's employment by the Corporation is terminated for any reason other than his death, his Disability, his retirement on his Normal Retirement Date, by the Corporation for Cause, or by the Executive without Good Reason, the Executive shall be under no further obligation to perform services for the Corporation and shall be entitled to receive the following payments:

     (a) The Corporation shall pay to the Executive his full base salary through the effective date of the termination within five (5) business days thereafter and all benefits and awards (including both the cash and stock components) to which the Executive is entitled under any benefit plans or policies in which the Executive was a participant prior to the Change in Control, at the time such payments are due pursuant to the terms of such benefit plans or policies as in effect immediately prior to the Change in Control.


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     (b)  At the election of the Executive, in addition to the
                   entitlements set forth in Section 3(a) but in lieu of any payment to the Executive of any salary or severance payments or benefits to which the Executive would be entitled under the provisions of any Employment Agreement between the Corporation and the Executive then in effect, the Corporation shall pay to the Executive, in a lump sum not later than ten
                   (10) business days following the effective date of the termination:

          (i)   an amount equal to two (2) times the
                   Executive's annual base salary on the
                   effective date of the termination or, if higher, immediately prior to the Change in Control;

          (ii) an amount equal to two (2) times the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the amount the Executive would have been awarded under the Corporation's bonus plan in effect immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control;

          (iii) an amount equal to two (2) times the greater of (x) the largest annual contribution made by the Corporation to the Corporation's Savings Plan on the Executive's behalf during the five
                   (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the contribution the Corporation would have made to said Plan on the Executive's behalf for the fiscal year in which the Change in Control occurred had he participated in said Plan for the entire fiscal year, received a base salary equal to the salary he was receiving immediately prior to the Change in Control and had he elected to contribute to the Plan the same percentage of his base salary as he was contributing on said date; and


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          (iv)  an amount equal to twenty percent (20%) of the
                   Executive's annual base salary on the
                   effective date of the termination or, if higher, immediately prior to the Change in Control (as compensation for medical, life insurance and other benefits lost as a result of termination of the Executive's employment).

          (v) For each full or partial month in the period beginning on January 1st of the year in which the date of the termination occurs and ending on the date of the termination, one-twelfth of the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the amount the Executive would have been awarded under the Corporation's bonus plan in effect immediately prior to the Change in Control for the fiscal year in which the Change in control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control;

          (vi) If a payment may be increased by reference to an alternate calculation which cannot be made by the time the payment is due, payment of the lesser, known amount shall be made when due, and if any additional amount becomes due, such additional amount shall be paid within ten
                   (10) days after the information upon which calculation of such payment is dependent first becomes available.

                  The amount of all payments due to the
                   Executive pursuant to this Section 3(b) shall be reduced by 1/24 for each full calendar month by which the date which is two (2) years from the effective date of the Executive's termination extends beyond the Executive's Normal Retirement Date.

                  Upon entering into this Agreement and for a
                   period of fourteen (14) days following each anniversary of the date hereof (the "Election Period"), the Executive may, in writing, direct the Corporation to pay any amounts to which he is entitled under this Section 3(b)in


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                   equal annual installments (not to exceed ten
                   (10) annual installments), with the first such installment payable within ten (10) business days of the effective date of the termination and each successive installment payable on the anniversary of the effective date of the termination or the next following business day if such date is not a business day (the "Deferred Payment Election"). A Deferred Payment Election, once made, cannot be revoked except during an Election Period; provided, however, no Deferred Payment Election can be made or revoked by the Executive during an Election Period that occurs after a Change in Control or at a time when, in the judgment of the Corporation, a Change in Control may occur within sixty (60) days of such Election Period.

     (c) The Corporation shall pay or provide to the Executive such amounts and benefits as may be required so that the pension and other post-retirement benefits paid or made available to the Executive are equal to those, if any, which would have been paid under the Corporation's Basic Pension (Benefit) Plan in effect immediately prior to the Change in Control, assuming the Executive continued in the employ of the Corporation at the same compensation until the second anniversary of the effective date of the termination of the Executive's employment or until his Normal Retirement Date, whichever is earlier. Notwithstanding any conflicting restrictions in the Plan or the fact of the termination of the Executive's employment, until the Executive's Normal Retirement Date, the Executive shall maintain a continuing right to receive the pension and other benefits under the above Plan with payments to begin upon retirement and to elect an imputed retirement on the Executive's 50th birthdate or any of his birthdates thereafter until his Normal Retirement Date, such election to be made by so notifying the Corporation within one (1) year after termination of his employment.

     (d) The Corporation shall pay for or provide the Executive individual out-placement assistance as offered by a member firm of the Association of Out-Placement Consulting Firms.


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     (e)  If any payment or benefit to or for the benefit of
             the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation (whether pursuant to the terms of this Agreement, or any other plan or arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control of the Corporation or any Affiliate or Associate of the Corporation or any such Person) is subject to the Excise Tax (as hereinafter defined), the Corporation shall pay to the Executive an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this Section 3(e)) net of the Excise Tax and all other applicable federal, state and local taxes shall equal the total amount of all such payments and benefits to which the Executive would have been entitled, but for this Section 3(e), net of all applicable federal, state and local taxes except the Excise Tax. For purposes of this Section 3(e), the term "Excise Tax" shall mean the tax imposed by
             Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any similar tax that may hereafter be imposed.

               The amount of the payment to the Executive
             under this Section 3(e) shall be estimated by a nationally recognized firm of certified public accounts (other than the Corporation's independent auditors) based upon the following assumptions:

             (i)  all payments and benefits to or for the
                     benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax unless, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the payment to the Executive under this Section 3(e), such payments or benefits are not subject to the Excise Tax; and


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               (ii) the Executive shall be deemed to pay
                     federal, state and local taxes at the
                     highest marginal rate of taxation for the applicable calendar year.

               The estimated amount of the payment due the
                Executive pursuant to this Section 3(e) shall be paid to the Executive in a lump sum not later than thirty (30) business days following the effective date of the termination. In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 3(e), the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.

     (f)  The Executive shall not be required to mitigate
                the amount of any payment provided in this
                Section 3, nor shall any payment or benefit provided for in this Section 3 be offset by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

     (g)  If any payment to the Executive required by this
                Section 3 is not made within the time for such payment specified herein, the Corporation shall pay to the Executive interest on such payment at the legal rate payable from time to time upon judgments in the State of ______________ from the date such payment is payable under terms hereof until paid.

4.   EXECUTIVE'S EXPENSES

     The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney's fees and expenses of either litigation or arbitration, incurred by the Executive in contesting or disputing any termination of his employment following a Change in Control or in seeking to obtain or enforce any right or benefit provided by this Agreement.

5.   BINDING AGREEMENT

     This Agreement shall inure to the benefit of and be enforceable by the Executive, his heirs, executors, administrators, successors and assigns. This Agreement shall be binding upon the Corporation, its successors and assigns. The

Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.

6.   NOTICE

     Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed, by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Corporation shall be addressed to the attention of the Board with a copy to each of the General Counsel, the Vice President-Human Resources and Administration and the Secretary of the Corporation.

7.   AMENDMENTS; WAIVERS

     No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

8.   GOVERNING LAW

     The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of ___________________.

9.   VALIDITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.  ARBITRATION

     If the Executive so elects, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city nearest to the

Executive's principal residence (or, at the Executive's election, in the city within the state in which the Executive's principal residence is located nearest to such principal residence) which has an office of the American Arbitration Association by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation hereby waives its right to contest the personal jurisdiction or venue of any court, federal or state, in an action brought to enforce this Agreement or any award of an arbitrator hereunder which action is brought in the jurisdiction in which such arbitration was conducted, or, if no arbitration was elected, in which arbitration could have been conducted pursuant to this provision.

11.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                 BOWATER INCORPORATED



                                   By
Witness                          Its





Witness                       _______________________________
                                   Executive

                      Schedule Accompanying
                          Exhibit 10.4
     The Company has entered into Employment and Severance Agreements, the form of which are attached hereto, with seven of its executive officers. Each of the agreements is identical in all material respects to the form filed as Exhibit 10.4 except for the date, the title of the executive, the base salary, the number of months used in severance pay calculation, the state law that governs the agreements and whose interest rate is used for purposes of legal interest rate calculations, and the initial term of the severance agreements. Set forth below are the names of the seven executive officers who are parties to the Employment and Severance Agreements and a summary of the manner is which their agreements differ from the Form.

Robert Lancaster:
     Name and Title:  Robert Lancaster, Senior Vice President and
               Chief Financial Officer
     Date of Agreements:  July 1, 1993

     Employment Agreement:
          Base Salary:  $210,000 as of July 1, 1993
          Number of Months Used in Severance Pay Calculation:
          Twenty-Four Months of Base Salary
          Governing Law: South Carolina

     Severance Agreement
               Initial Term of Severance Agreement:  July 1, 1993 until
                    July 30, 1994. The term of the Severance Agreement shall be automatically extended on July 1, 1994 until June 30, 1995 without further action of the parties.
               State law governing the agreement and whose interest rate
                    is used for purposes of determining the legal rate of interest in Section 3(g): South Carolina.

Robert D. Leahy
     Name and Title: Robert D. Leahy, Vice President-Corporate Relations Date of Agreements: March 15, 1993

     Employment Agreement:
          Base Salary:  $117,000 as of March 15, 1993
          Number of Months Used in Severance Pay Calculation:
          Twelve Months of Base Salary
          Governing Law:  Connecticut

     Severance Agreement
               Initial Term of Severance Agreement:  March 15, 1993
                    until March 14, 1995. The term of the Severance Agreement shall be automatically extended on March 14, 1994 until March 14, 1996 without further action of the parties.
               State law governing the agreement and whose interest rate
             is used for purposes of determining the legal rate of interest in Section 3(g): Connecticut.


David G. Maffucci
     Name and Title:  David G. Maffucci, Vice President and
               Treasurer
     Date of Agreements:  July 1, 1992

     Employment Agreement:
          Base Salary:  payable at the annual rate of $132,000 as
                         of July 1, 1992, increased to an annual
                         rate of $136,000 as of January 1, 1993,
                         and further increased to an annual rate
                         of $144,000 as of January 1, 1994.
          Number of Months Used in Severance Pay Calculation:
                         Twelve Months of Base Salary
          Governing Law:  South Carolina

     Severance Agreement
               Initial Term of Severance Agreement:  July 1, 1992 until
                    July 30, 1993. The term of the Severance Agreement shall be automatically extended on July 1, 1993 until June 30, 1994 without further action of the parties.
               State law governing the agreement and whose interest rate is used for purposes of determining the legal rate of interest in Section 3(g): South Carolina

Robert A. Moran
     Name and Title:  Robert A. Moran, Vice President-Manufacturing
          Services
     Date of Agreements:  November 19, 1991

     Employment Agreement:
          Base Salary:  $144,000 as of November 19, 1991
          Number of Months Used in Severance Pay Calculation:
          Twelve Months of Base Salary
          Governing Law:  Connecticut

     Severance Agreement
          Initial Term of Severance Agreement: November 19, 1991 until November 18, 1993. The term of the Severance Agreement shall be automatically extended on Novem-ber 19, 1992 until November 18, 1994 without fur-ther action of the parties.
          State law governing the agreement and whose interest rate is used for purposes of determining the legal rate of interest in Section 3(g): Connecticut.

Michael F. Nocito
     Name and Title: Michael F. Nocito, Vice President and Controller Date of Agreements: July 1, 1993

     Employment Agreement:
          Base Salary:  payable at the annual rate of $120,000 as
                         of July 1, 1993, then increased to
                         $128,000 as of January 1, 1994.
          Number of Months Used in Severance Pay Calculation:Twelve
                         Months of Base Salary
          Governing Law:  South Carolina

     Severance Agreement
          Initial Term of Severance Agreement:  July 1, 1993 until
               June 30, 1994. The term of the Severance Agreement shall be automatically extended on July 1, 1994 until June 30, 1995 without further action of the parties.

          State law governing the agreement and whose interest rate is used for purposes of determining the legal rate of interest in Section 3(g): South Carolina

Aubrey S. Rogers
     Name and Title:  Aubrey S. Rogers, Vice President-Information
               Services, Pulp and Paper
     Date of Agreements:  February 1, 1990

     Employment Agreement:
          Base Salary:  $130,000 as of February 1, 1990
          Number of Months Used in Severance Pay Calculation:
          Twenty Four Months of Base Salary
          Governing Law:  Connecticut

     Severance Agreement
          Initial Term of Severance Agreement: February 1, 1990 until January 31, 1992. The term of the Severance Agreement shall be automatically extended on Febru-ary 1, 1991 until February 1, 1993 without further action by the parties
          State law governing the agreement and whose interest rate is used for purposes of determining the legal rate of interest in Section 3(g): Connecticut.


Wendy C. Shiba
     Name and Title: Wendy C. Shiba, Secretary and Assistant General Counsel Date of Agreements: June 14, 1993

     Employment Agreement:
          Base Salary:  $110,000 as of June 14, 1993
          Number of Months Used in Severance Pay Calculation:

                Twelve Months of Base Salary
          Governing Law:  Connecticut

     Severance Agreement
          Initial Term of Severance Agreement: June 14, 1993 until June 13, 1995. The term of the Severance Agreement shall be automatically extended on June 14, 1994 until June 13, 1996 without further action of the parties.
          State law governing the agreement and whose interest rate is used for purposes of determining the legal rate of interest in Section 3(g): Connecticut.